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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form 15

          Certification and Notice of Termination of Registration under

             Section 12(g) of the Securities Exchange Act of 1934 or
               Suspension of Duty to File Reports Under Section 13
                and 15(d) of the Securities Exchange Act of 1934.


                                      Commission File Number 333-35471-02
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                      Union Planters Mortgage Finance Corp.
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             (Exact name of Registrant as specified in its charter)

                           7130 Goodlett Farms Parkway
                        Cordova, TN 38018 (901) 580-6000
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         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


Union Planters Mortgage Finance Corp., Pass Through Certificates, Series 2000-1
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            (Title of each class of securities covered by this Form)

                                      None
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         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                  Rule 12g-4(a)(1)(i)  [ ]    Rule 12h-3(b)(1)(ii) [ ]

                  Rule 12g-4(a)(1)(ii) [ ]    Rule 12h-3(b)(2)(i)  [ ]

                  Rule 12g-4(a)(2)(i)  [ ]    Rule 12h-3(b)(2)(ii) [ ]

                  Rule 12g-4(a)(2)(ii) [ ]    Rule 15d-6           [X]

                  Rule 12h-3(b)(1)(i)  [ ]

         Approximate number of holders of record as of the certification or notice date: 3



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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Union Planters Mortgage Finance Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:   January 30, 2001                 BY: /s/ Mark Mosteller
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                                            Mark Mosteller
                                            Chief Operating Officer





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